UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2011

SANTARUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3721 Valley Centre Drive, Suite 400, San Diego, California 92130

(Address of Principal Executive Offices) (Zip Code)

(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 (the “Amendment”) to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2011 (the “Original 8-K”), is being filed to remove from the Original 8-K (1) Item 2.01 Completion of Acquisition or Disposition of Assets and (2) Item 9.01(a) and (b) Financial Statements and Exhibits.

The registrant re-evaluated the transaction described under Item 2.01 of the Original 8-K and determined that the transaction was not “significant” as defined under regulation S-X and therefore the transaction does not need to be reported under Item 2.01 and no financial statements relating to the transaction need to be filed in connection therewith.

This Amendment reports events as of the filing date of the Original 8-K and does not reflect events that may have occurred subsequent to the original filing date, and except as described above, no other changes have been made to the Original 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On August 22, 2011, Santarus, Inc. (“Santarus”) entered into a new commercialization agreement (the “Commercialization Agreement”) with Depomed, Inc. (“Depomed”) granting Santarus exclusive rights to manufacture and commercialize Depomed’s Glumetza® (metformin hydrochloride extended release tablets) prescription products in the U.S., including its territories and possessions and Puerto Rico (collectively, the “Territory”). The Commercialization Agreement replaces an existing promotion agreement between the parties dated July 21, 2008 (the “Promotion Agreement”), pursuant to which Santarus has promoted Glumetza in the U.S. Glumetza is a once-daily, extended-release formulation of metformin that incorporates patented drug delivery technology and is indicated as an adjunct to diet and exercise to improve glycemic control in adult patients with type 2 diabetes.

Under the Commercialization Agreement, the parties will transition to Santarus responsibility for manufacturing, distribution, pharmacovigilance and regulatory affairs. Santarus will continue to be responsible for advertising and promotional activities for Glumetza in the U.S. In connection with the Commercialization Agreement, the parties have eliminated the prior joint commercialization committee and Santarus has assumed sole decision-making authority on pricing, contracting and promotion for Glumetza. It is anticipated that Santarus will begin distributing and recording product sales for Glumetza on September 1, 2011.

Santarus will be required to pay to Depomed royalties on net product sales in the Territory of 26.5% in 2011; 29.5% in 2012; 32.0% in 2013 and 2014; and 34.5% in 2015 and beyond prior to generic entry of a Glumetza product. In the event of generic entry of a Glumetza product in the Territory, the parties will equally share proceeds based on a gross margin split. Santarus has the exclusive right to commercialize authorized generic versions of the Glumetza products. Santarus will pay no additional sales milestones to Depomed as was required under the prior Promotion Agreement.

Starting in 2012, Santarus will have reduced minimum marketing expenditures and sales force promotion obligations during the term of the agreement until such time as a generic to Glumetza enters the market.

In connection with its assumption of distribution and sales responsibility, Santarus will purchase Depomed’s existing inventory of Glumetza and bulk metformin hydrochloride at cost. Depomed will be financially responsible for returns of Glumetza distributed by Depomed, up to the amount of its product returns reserve account for Glumetza product returns on the date immediately before Santarus begins distributing Glumetza. Depomed will be financially responsible for Glumetza rebates and chargebacks up to the amount of its reserve account for those items. Santarus will be responsible for all other Glumetza returns, rebates and chargebacks.

Pursuant to the terms of the Commercialization Agreement, Depomed has the option to co-promote Glumetza products to physicians other than those called on by Santarus, subject to certain limitations. Depomed will be entitled to receive a royalty equal to 70% of net sales attributable to prescriptions generated by its called on physicians over a pre-established baseline.

During the term of the agreement, neither party is permitted to, directly or indirectly, develop, promote, market or sell in the Territory any single agent metformin products for human use, other than the Glumetza and authorized generic products covered by the Commercialization Agreement. Santarus also has exclusive rights to use the Glumetza trademark in the Territory.

The Commercialization Agreement provides for a right of first negotiation in favor of Santarus in the event that Depomed desires to grant rights to a third party to develop or commercialize a pharmaceutical product containing Depomed’s proprietary drug delivery technology in combination with metformin and any other generic active pharmaceutical ingredient. In addition, the parties agreed to equally share any net proceeds from any mutually agreed divestiture of the Glumetza products.

During the term, Depomed will continue to manage the ongoing patent infringement lawsuits against Sun Pharmaceutical Industries, Inc. (and Sun Pharma Global FZE and Sun Pharmaceutical Industries Ltd.) and Lupin Limited (and its subsidiary Lupin Pharmaceuticals Inc.) (the “Existing Infringement Cases”), subject to certain consent rights in favor of Santarus, including with regard to any proposed settlements. Santarus will reimburse Depomed for 70% of its future out-of-pocket costs, and Depomed will reimburse Santarus for 30% of its future out-of-pocket costs, related to the Existing Infringement Cases.

The Commercialization Agreement will continue in effect for so long as Santarus commercializes branded Glumetza or authorized generic products, unless terminated sooner. Subject to 60 days prior written notice to Santarus, Depomed may terminate the agreement if Santarus fails to meet its obligations with respect to minimum promotion and expenditure obligations and fails to cure such breach within a specified time period. Either party may terminate the agreement if the other party fails to perform any material term of the agreement and fails to cure such breach, subject to prior written notice within a specified time period. In addition, either party may terminate the agreement if a force majeure event prevents the other party from carrying out its material obligations under the agreement for a period of at least six months. Finally, either party may terminate the agreement if the other party becomes insolvent, files or consents to the filing of a petition under any bankruptcy or insolvency law or has any such petition filed against it, and within a specified time period, such filing has not been dismissed. Santarus has a voluntary right to terminate the agreement upon 120 days written notice.

The foregoing description of the terms of the Commercialization Agreement is qualified in its entirety by reference to the provisions of the Commercialization Agreement, which will be filed as an exhibit to Santarus’ Quarterly Report on Form 10-Q for the quarter ending September 30, 2011.

Santarus and Depomed issued a joint press release on August 22, 2011 announcing the Commercialization Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02.	Termination of Material Definitive Agreement.

On August 22, 2011, the Promotion Agreement was terminated and superseded in its entirety by the Commercialization Agreement.

Item 7.01.	Regulation FD Disclosure.

As a result of the new Commercialization Agreement, Santarus is updating its financial outlook for the 2011 full year. Santarus now expects 2011 total revenues of at least $115 million, which assumes an increase in Glumetza revenues offset in part by an increase in product returns reserves associated with updated Glumetza pricing and the implementation of new eVoucher/savings card programs. This is an improvement over Santarus’ prior outlook for total revenues of approximately $110 million. Santarus is maintaining its outlook for 2011 net income of approximately $2 million, excluding non-cash adjustments associated with the accounting for the transaction. Santarus’ net income estimate includes the impact of royalties payable to Depomed for Glumetza product sales, expenses associated with Glumetza manufacturing, distribution, pharmacovigilance and regulatory affairs, and expenses related to the Existing Infringement Cases. Santarus’ net income estimate no longer includes a $3 million success-based milestone payable to Depomed, which is not required under the new Commercialization Agreement. In 2012 and beyond, Santarus expects to benefit from a reduction in its minimum commercial spending obligations specified under the new arrangement. Santarus also expects the Commercialization Agreement will have a positive impact on cash flow in 2011 and beyond.

The foregoing information in Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to Item 7.01 of this Current Report on Form 8-K.

Forward-Looking Statements

Santarus cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this report due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: risks related to the commercialization arrangement with Depomed (including Santarus’ ability to increase market demand and sales of Glumetza products; competition from other products, unexpected adverse side effects or inadequate therapeutic efficacy of Glumetza products; the ability of Santarus to ensure continued supply of Glumetza products in the U.S. market; the scope and validity of patent protection for Glumetza products, including the outcome and duration of the Existing Infringement Cases; and the potential for termination of the commercialization arrangement); and other risks detailed in Santarus’ prior public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated August 22, 2011*

*	Incorporated by reference to the corresponding exhibit to the registrant’s Current Report on Form 8-K filed on August 22, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: November 4, 2011	By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 22, 2011*

*	Incorporated by reference to the corresponding exhibit to the registrant’s Current Report on Form 8-K filed on August 22, 2011.